May 7, 2025

Robert Lavan

    Re: Modification of Employment Agreement

Dear Robert:
This letter agreement modifies the terms of your Employment Agreement, dated as of May 5, 2023 (your “Employment Agreement”), with Lucky Strike Entertainment Corporation (the “Company”).
Effective as of the date hereof, your Employment Agreement is hereby modified as follows:
1.Clause (iii) of the second sentence of Section 1.2 of your Employment Agreement is hereby deleted in its entirety and replaced with the following:
“(iii) report directly to the Chief Executive Officer of the Company”
2.Clause (iii) of the definition of “Good Reason” in Exhibit A of your Employment Agreement is hereby deleted in its entirety and replaced with the following:
“(iii) (A) a change in the Executive’s reporting line such that the Executive no longer reports to the Chief Executive Officer or Board of the Company or (B) the Company provides notice to the Executive, pursuant to Section 2 of this Agreement, that the Executive’s Period of Employment will not be renewed; or”
3.Section 2 of your Employment Agreement is hereby deleted in its entirety and replaced with the following:
“2. Period of Employment. The “Period of Employment” shall be a period commencing on May 11, 2023 (the “Effective Date”) and ending at the close of business on the fourth (4th) anniversary of the Effective Date (such date, the “Expiration Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Expiration Date and each anniversary of the Expiration Date thereafter, unless the Executive gives notice to the Company, or the Company gives notice to the Executive, at least ninety (90) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the

7313 Bell Creek Road, Mechanicsville, VA 23111

ir.luckystrikeent.com

Period of Employment (such notice to be delivered in accordance with Section 17). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice by the Company to the Executive that the Period of Employment shall not be extended or further extended, as the case may be, shall constitute a breach of this Agreement and shall constitute “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.”
4.Section 3.1 of your Employment Agreement is hereby modified by deleting the reference therein to “$625,000” and replacing it with “$725,000”.

5.The first sentence of Section 3.3 of your Employment Agreement is hereby modified by deleting the reference therein to “the Expiration Date” and replacing it with “May 11, 2025”.
Other than as expressly provided herein, the terms of your Employment Agreement will remain in full force and effect. Please acknowledge your acceptance of the terms of this letter agreement by returning a signed copy of this agreement.
LUCKY STRIKE ENTERTAINMENT CORPORATION

By: /s/ Thomas Shannon
Name: Thomas Shannon
Title: Chief Executive Officer

Agreed and accepted by:

/s/ Robert Lavan
Robert Lavan